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                                                                     Exhibit 3.7

                              AMENDMENTS TO THE
                         ARTICLES OF INCORPORATION OF
                                  ABC BANCORP

II(A):

     The Articles of Incorporation of the Corporation shall be amended by adding the following Article XII, thereof:

                                     "XII.

          (1) Vacancies on the Board of Directors of the Corporation and newly directorships resulting from an increase in the authorized number of members of the Board of Directors of the Corporation may be filled only by a majority of the directors, then in office, although less than a quorum, or by a sole remaining director.

          (2) Each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the next election of the class of directors to which such director belongs and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office for cause ...."

II(B):

     The Article of Incorporation of the Corporation shall be amended by adding the following as Article XII thereof:

          "... (3) any director or the entire Board of Directors of the Corporation may be removed from any office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation voting as a single class.... "

II(C):

     The Articles of Incorporation of the Corporation shall be amended by adding the following as Article XII. thereof:

          "... (4) A majority of total directors shall constitute a quorum for the transaction of business."

II(E):

     The Articles of Incorporation of the Corporation shall be amended by adding the following as Articles XIII. thereof:

                                    "XIII.

          Notwithstanding any provisions of these Articles of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation, voting as a single class, shall be required to alter, amend or repeal the provisions of
     Article XII hereof, this Article XIII or Article III, Section 2 of the Bylaws of the Corporation or to adopt any provision of these Articles of Incorporation or the Bylaws of the Corporation which is inconsistent with the provisions of Article XII hereof, this Article XIII or Article II,
     Section 2 of the Bylaws of the Corporation."